Exhibit (a)(5)(B)

NOTICE OF MERGER

OF REIS, INC.

AND MOODY’S CORPORATION

PURSUANT TO SECTION 3-106.1(e)

OF THE MARYLAND GENERAL CORPORATION LAW

Dear Stockholder of Reis, Inc.:

As previously announced, on August 29, 2018, Reis, Inc., a Maryland corporation (“Reis”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Moody’s Corporation, a Delaware corporation (“Moody’s”), and Moody’s Analytics Maryland Corp., a Maryland corporation and wholly owned subsidiary of Moody’s (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will commence a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.02 per share, of Reis (the “Common Stock”), subject to the terms and conditions of the Merger Agreement, at a purchase price of $23.00 per share, net to the selling stockholders in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law. Following the consummation of the Offer and subject to the terms and conditions set forth in the Merger Agreement, the Merger Sub will merge with and into Reis, with Reis surviving as a wholly owned subsidiary of Moody’s (the “Merger”). As a result of the Merger, each issued and outstanding share of Common Stock (subject to certain exceptions set forth in the Merger Agreement) that is not validly tendered and accepted pursuant to the Offer will be canceled and converted into the right to receive, in cash and without interest, an amount equal to the Offer Price.

In accordance with Section 3-106.1(e) of the Maryland General Corporation Law (the “MGCL”), notice of the Offer and the Merger and the other transactions contemplated by the Merger Agreement is hereby given by the Merger Sub. Articles of Merger, pursuant to which the Merger will become effective, will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) not earlier than 30 days after the date of this Notice of Merger.

The Merger is conditioned upon, among other things, the ownership by the Merger Sub of at least a majority of the issued and outstanding shares of Common Stock (excluding for purposes of determining such majority, the total number of shares of Common Stock owned by any of Reis’s wholly owned subsidiaries). This Notice of Merger is given pursuant to Section 3-106.1(e) of the MGCL to each stockholder of record of Reis as of the date of this mailing. In accordance with Section 3-202(c) of the MGCL, holders of shares of Common Stock are not entitled to exercise appraisal rights in connection with the Merger.

On September 13, 2018, Merger Sub and Moody’s will file with the Securities and Exchange Commission and will subsequently mail to each stockholder of record of Reis materials relating to the Offer, including a Tender Offer Statement of the Merger Sub on Schedule TO and a related letter of transmittal, a summary advertisement and this Notice of Merger. If you have questions about this Notice of Merger, the Offer or the Merger, you can call D.F. King & Co., Inc., the information agent for the Offer, at 1-877-732-3617.

MOODY’S ANALYTICS MARYLAND CORP.

By:
Mark Almeida Chairman of the Board & Chief Executive Officer September 13, 2018

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This notice is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to purchase shares of Common Stock has been made pursuant to a tender offer statement on Schedule TO, containing an offer to purchase and related materials, filed by Moody’s and the Merger Sub with the U.S. Securities and Exchange Commission (the “SEC”) on September 13, 2018. Reis filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on September 13, 2018.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement on Schedule TO.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this notice are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and Moody’s undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. Moody’s is identifying certain factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which Moody’s may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of Moody’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if Moody’s fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which Moody’s operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of Moody’s to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of Reis could cause our actual results to differ materially from those indicated by these forward-looking statements, including uncertainties as to how many of Reis’s stockholders will tender their shares in the Offer; the possibility that competing offers will be made; risks relating to filings and approvals relating to the acquisition; the expected timing of the completion of the acquisition; the ability to complete the acquisition considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating Reis’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of Reis or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the global marketplace that have an adverse effect on the business of Reis; and the accuracy of any assumptions underlying any of the foregoing. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Moody’s annual report on Form 10-K for the year ended December 31, 2017, the tender offer documents to be filed with the SEC by Moody’s and the Merger Sub and the solicitation/recommendation statement on Schedule 14D-9 to be filed by Reis and other filings made by Moody’s from time to time with the SEC or materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on Moody’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for Moody’s to predict new factors, nor can Moody’s assess the potential effect of any new factors on it.